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                                  EXHIBIT 99.1

                          CODORUS VALLEY BANCORP, INC.

                            EMPLOYEE STOCK BONUS PLAN

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                          CODORUS VALLEY BANCORP, INC.

                            Employee Stock Bonus Plan


        WHEREAS, Codorus Valley Bancorp, Inc. desires to recognize and reward its employees and the employees of its subsidiaries (hereinafter collectively referred to as "Employees") for their personal, successful performance and their contribution to the successful operation of and loyalty to Codorus Valley Bancorp, Inc. and its subsidiaries (hereinafter collectively referred to as "the Corporation") and to promote the continued successful implementation of the Corporation's operating and business plans; and

        WHEREAS, the Corporation desires to provide a vehicle for Employees to share in the successful enterprise of the Corporation's business; and

        WHEREAS, the form of this Employee Stock Bonus Plan (hereinafter referred to as "the Plan") was approved, adopted, ratified and confirmed by the Board of Directors of Codorus Valley Bancorp, Inc. at a duly called and convened meeting held on June 12, 2001.

        NOW, THEREFORE, in consideration for the premises and covenants herein contained, it is hereby agreed by the Corporation as follows:

1. TERM. The Plan shall be deemed effective as of June 12, 2001, or the date on which the shares to be issued under the Plan have been duly registered under the Securities Act of 1933, as amended (hereinafter referred to as the "1933 Act"), whichever occurs later, and shall continue in effect until all stock under the Plan has been issued or the Board of Directors, at its sole discretion, terminates the Plan.

2. STOCK. The shares of stock that may be issued under the Plan shall not exceed, in the aggregate, Ten Thousand (10,000) shares of Codorus Valley Bancorp, Inc.'s common stock, par value $2.50 per share (hereinafter referred to as the "Stock"). In addition, the aggregate amount of Stock under the Plan may be adjusted pursuant to paragraph
        5. Such shares of Stock may be either authorized and unissued shares of Stock, or authorized shares of Stock issued by Codorus Valley Bancorp, Inc. and subsequently reacquired by it as treasury stock. Under no circumstances shall any fractional shares of Stock be issued under the Plan.

3. COMMITTEE. A Committee comprised of all of the non-employee members of the Board of Directors of Codorus Valley Bancorp, Inc, shall administer the Plan. The Committee shall be vested with full authority to grant Awards under the Plan, to adopt, amend, and




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        rescind such rules, regulations and procedures, as it deems necessary or desirable to administer the Plan, to interpret provisions of the Plan, and to make all other determinations necessary in connection with the administration of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding. No member of the Committee shall be liable for any determination, decision or action made in good faith with respect to the Plan or any Award granted under the Plan.

4. ELIGIBILITY. Awards under the Plan may be made, at the discretion of the Committee, to any Employee of the Corporation.

5. ADJUSTMENTS. In the event of any change in the number of issued and outstanding shares of Stock which results from a stock split, reverse stock split, payment of a stock dividend or any other change in the capital structure of Codorus Valley Bancorp, Inc., the Committee shall proportionately adjust the maximum number of shares to be awarded under the Plan.

6. AWARDS. Quarterly, the Committee shall determine the amount of Stock, if any, to be awarded under the Plan for the then current period. The determination shall be based on a variety of criteria as determined from time to time by the Committee. Such criteria may include, but is not limited to, service, tenure, or other objective or subjective criteria. Once the amount is determined, the Awards shall be granted to Employees within ninety days. The amount of Awards, and whether or not Awards shall be granted in any given period, shall be determined at the sole discretion of the Committee. Codorus Valley Bancorp, Inc. is under no obligation to grant Awards under the Plan at any time.

7. EFFECT ON EMPLOYMENT. The grant of an Award under the Plan shall not be construed as giving the recipient thereof the right to be retained in the employ of the Corporation. Neither the adoption of the Plan, its operation, nor any documents describing or referring to the Plan, shall in any way affect any right and power of the Corporation to terminate the employment of any Employee at any time with or without assigning a reason thereof.

8. INDEMNIFICATION. With respect to liabilities arising under or relating to the Plan, Codorus Valley Bancorp, Inc. shall indemnify each member of the Committee and each other officer or employee of the Corporation to whom any duty or power relating to the Plan may be allocated or delegated, to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania and the Articles of Incorporation and Bylaws of Codorus Valley Bancorp, Inc.



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9.      GOVERNING LAW.  All questions pertaining to the construction, validity and effect of the provisions of the Plan and the rights of all persons hereunder shall be governed by the laws of the Commonwealth of Pennsylvania.

10. RULES OF CONSTRUCTION. Headings are given to the sections of the Plan solely as a convenience to facilitate reference.

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